Exhibit 99

Teda Travel Group CEO Speaks To Shareholders

Teda Travel Group, Inc. (OTC Bulletin Board: TTVL), CEO, Mr. Godfrey Hui, spoke directly to shareholders today in an open letter. Outlined in the letter are the company’s mission statement, business model objectives and milestones.

“Teda Travel Group, Inc. recently went public through a reverse takeover. We are a part of the $70 billion dollar per year travel industry in China, with Group Headquarters located in the city of Tianjin, People’s Republic of China. Additionally, we are a part of the Tianjin Economic Development Area (TEDA). Tianjin is the third largest city in China and TEDA is the second largest Economic Development zone behind the city of Shenzhen.”

“It’s very exciting that we are the only full service Chinese travel and hospitality company in China that is listed in the US market.  Our biggest objective right now is to sharply focus on our core competencies through the dedicated support of TEDA and invest resources in the new opportunities abound.”

“We are confident that our strategic position in the fast growing China market puts us in a unique league. Our Group is now set on a path; a path focused on growth and expansion in a market we understand, and one in which we are well connected and experienced.  We have clear plans for the road ahead and tangible prospects of solid growth. With your support, Teda Travel Group will succeed.”

“It is important to note that while located inside and ultimately controlled by TEDA, the Group focuses on the entire country of China. China currently has a more upside travel growth than any other country in the world, with an annual estimated growth rate projected at between 12% to 15%. According to WTO studies, the number of tourists going to China reached 33 million in 2003, and currently ranks as the 5th most visited country in the world. China is expected to be the most visited country in the world in 10-15 years time. In addition to this, China is the home of the 2008 Olympics and the city of Shanghai will host the 2010 World Expo. The city of Guangzhou will host the Asia Games in the same year.”

“Recently, the United States and China forged a travel and tourism pact that will open up more direct flights between the two countries. This is not only important from a tourism standpoint, but equally as important is China’s acceptance to the World Trade Organization. With international travel poised for growth it is important for a company like Teda Travel Group to not only be ready for the influx of international travelers, but those travelers will undoubtedly be traveling within China. It is Teda Travel Group’s goal to be the brand of choice for these new travelers.”

“It is TEDA’s goal to establish Teda Travel Group as one of the leaders in China in Travel and Hospitality, and all related ancillary services such as Real Estate holdings and Management. TEDA is celebrating its 20th corporate anniversary this year and the listing of Teda Travel Group in the US, one of its most prominent gems, marks a major milestone for both TEDA and Teda Travel Group. The Group, including its respected divisions and subsidiaries, is in its 10th year of operation.”

“During the past decade, Teda Travel Group has put together the necessary business processes, management team, business and government relationships, and the necessary infrastructure to lead this company to new levels. While the TEDA brand isn’t well known in the United States, it is very recognizable in China as one of the most prominently established economic areas, as well as being a financially strong corporation. We intend to take full advantage of being a part of such a recognizable brand name in China by building and developing one of the broadest and most comprehensive travel, hospitality, and real estate services in China. Our goal is to make the TEDA brand well known worldwide.”

“Today’s traveler to China also needs total travel solutions. Teda Travel Group will be there with total travel itinerary management, currency exchange, visa services, tour guides, translators, rental cars, hotel accommodations, and a full range of concierge services. It is in fulfilling these basic travel needs that we will begin to build our portfolio of services and offerings.”

“The current status of the travel and hospitality industry in China is like no other time in our history. While the Olympics in 2008 is sure to spike travel throughout China, we feel strongly that as China and the US build an economic plan for the future it will include more and more travel options for Western travelers. In fact, China recorded 100% growth in the number of inbound travellers in April, 2004 when compared to that of last year.”

“Within the next 24 months, Teda Travel Group intends to add up to 50 properties to its management portfolio. This will be done through the acquisition of hotel management companies that currently have properties that meet our stringent standards. We will seek to acquire companies that have a trustworthy brand name, and their properties with spacious rooms, desirable amenities, and professional hospitality-industry employees. We will be aggressive over the next 24 months in our “growth through acquisition” strategy.”

“Additionally, we are evaluating other gems within the TEDA umbrella that we can integrate in the Group. I expect to be sharing positive news with our shareholders regarding these acquisition and merger developments soon.”

“We intend to grow big, and grow fast. Our acquisition programs are in place and we will have the coming months to prove to you some solid operational improvements and a beginning of a bright future in the years beyond.”

“In closing, I welcome each and every shareholder to visit our properties while visiting China. Myself, and my team intend on visiting the United States shortly, and hope to meet as many shareholders as possible,” concluded Mr. Hui.

Sincerely,

Mr. Godfrey Hui

Chief Executive Officer

Teda Travel Group, Inc.